SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2013

Waste Management, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12154	73-1309529
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Fannin, Suite 4000 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone number, including area code: (713) 512-6200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 26, 2013, Waste Management, Inc. (the “Company”) amended and restated its revolving credit agreement with a syndicate of banks (the “Banks”), Bank of America, N.A. (“BofA”), as administrative agent, JPMorgan Chase Bank, N.A. and Barclays Bank PLC, as syndication agents, BNP Paribas, Citibank, N.A., Deutsche Bank AG New York Branch, The Bank of Tokyo-Mitsubishi UFJ, Ltd., The Royal Bank of Scotland plc, U.S. Bank National Association and Wells Fargo Bank, National Association, as co-documentation agents and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Barclays Bank PLC, as lead arrangers and joint bookrunners (the “Second Amended and Restated Credit Agreement”). The Second Amended and Restated Credit Agreement increased the total commitment under the facility from $2.0 billion to $2.25 billion and extended the maturity date to July 26, 2018. Waste Management Holdings, Inc., a wholly-owned subsidiary of the Company, guarantees all of the Company’s obligations under the Second Amended and Restated Credit Agreement.

Under the Second Amended and Restated Credit Agreement, the Company is required to pay, quarterly in arrears, (a) an annual facility fee in an amount ranging from .10% to .275% of the $2.25 billion in letter of credit and borrowing availability under the agreement (the “Facility Fee”) and (b) letter of credit fees in an amount ranging from .90% to 1.475% of outstanding letters of credit issued under the agreement (the “L/C Fee”). Additionally, any borrowings under the Second Amended and Restated Credit Agreement will bear interest at either (x) the Eurodollar London Interbank Offered Rate (“LIBOR”) for the applicable interest period, plus a spread ranging from .90% to 1.475% per annum (a “Eurodollar Loan”), or (y) a base rate equal to the highest of (i) the U.S. Federal Funds Rate plus 1/2 of 1%, (ii) BofA’s announced prime rate, or (iii) the Eurodollar Rate plus 1%, plus a spread ranging from 0% to .475% per annum (a “Base Rate Loan”). The Facility Fee and the L/C Fee percentages and the spread applicable to Eurodollar Loans and Base Rate Loans depend on the Company’s senior public debt rating as determined by Standard & Poor’s and Moody’s. Based on the Company’s current senior public debt rating, the Facility Fee is ..175% per annum, the L/C Fee is 1.075% per annum, and the spreads applicable to Eurodollar Loans and Base Rate Loans are 1.075% and .075% per annum, respectively.

At closing, the Company had $255 million of Eurodollar Loans and $951 million of letters of credit outstanding under the Second Amended & Restated Credit Agreement. The Company had unused and available credit capacity of $1,044 million.

The Second Amended and Restated Credit Agreement contains customary representations and warranties and affirmative and negative covenants. The Second Amended and Restated Credit Agreement requires the Company to maintain a minimum interest coverage ratio and a maximum total debt to consolidated earnings before interest, taxes and depreciation and amortization (“EBITDA”) ratio. The interest coverage covenant requires that the ratio of the Company’s consolidated earnings before interest and taxes (or EBIT) for the preceding four fiscal quarters to its consolidated total interest expense for such period shall not be less than 2.75 to 1. The total debt to EBTIDA covenant requires that the ratio of the Company’s total debt to its EBITDA for the preceding four fiscal quarters will not be more than (a) 3.75 to 1 for each fiscal quarter ending before September 30, 2015 and (b) 3.5 to 1 for each fiscal quarter ending on or after September 30, 2015. The calculation of all components used in the covenants are as defined in the Second Amended and Restated Credit Agreement. The Second Amended and Restated Credit Agreement contains certain restrictions on the ability of the Company’s subsidiaries to incur additional indebtedness as well as restrictions on the ability of the Company and its subsidiaries to, among other things, incur liens; engage in sale-leaseback transactions; make certain investments; and engage in mergers and consolidations.

The Second Amended and Restated Credit Agreement contains customary events of default, including nonpayment of principal when due; nonpayment of interest, fees or other amounts after a stated grace period; inaccuracy of representations and warranties; violations of covenants, subject in certain cases to negotiated grace periods; certain bankruptcies and liquidations; a cross-default of more than $75 million; certain unsatisfied judgments of more than $50 million; certain ERISA-related events; and a change in control of the Company (as specified in the agreement). If an event of default occurs and is continuing, the Company may be required to repay all amounts outstanding under the Second Amended and Restated Credit Agreement and cash-collateralize any outstanding letters of credit supported by the Second Amended and Restated Credit Agreement. Banks that hold more than 50% of the commitments under the Second Amended and Restated Credit Agreement may elect to accelerate the maturity of all amounts due upon the occurrence and during the continuation of an event of default.

Several of the Banks that are party to the Second Amended and Restated Credit Agreement have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services for the Company and its subsidiaries, for which they have received, and may in the future receive, customary compensation and reimbursement of expenses.

The Second Amended and Restated Credit Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K. The above description of the Second Amended and Restated Credit Agreement is not complete and is qualified in its entirety by reference to the exhibit.

Item 2.02.	Results of Operations and Financial Condition.

The Company issued a press release this morning announcing its financial results for the quarter ended June 30, 2013, a copy of which is attached hereto as Exhibit 99.1. The Company is holding a conference call to discuss these results beginning at 9:00 a.m. Central Time this morning. The call will be webcast live and may be heard by accessing the Company’s website at www.wm.com. The call may also be heard by dialing (877) 710-6139 and entering access code 97883740.

On the call, management of the Company is expected to discuss certain non-GAAP financial measures that are included in the Company’s press release. The Company has provided information regarding its use of such non-GAAP measures and reconciliations of such measures to their most comparable GAAP measures in the footnote and schedules to the press release.

In addition to the non-GAAP measures contained and reconciled in the press release, management is also expected to discuss Adjusted Operating EBITDA. The Company defines Operating EBTIDA as income from operations before depreciation and amortization, and the Company’s Adjusted Operating EBITDA excludes certain items noted in the press release. These measures may not be comparable to similarly titled measures reported by other companies. Management uses Adjusted Operating EBITDA as an indicator of the Company’s operating performance and ability to pay dividends, fund acquisitions, capital expenditures and other investments and, in the absence of refinancing, to repay debt obligations. Management believes Adjusted Operating EBITDA is helpful to investors evaluating the Company’s operating performance because certain non-cash costs and other items that management believes are not representative of our performance or indicative of our results of operations are excluded. Operating EBITDA and Adjusted Operating EBTIDA are supplemental non-GAAP measures and should not be considered an alternative to net income or income from operations. The reconciliation of Adjusted Operating EBITDA to GAAP income from operations is shown below.

Reconciliation of Non-GAAP Measure

(Dollars In Millions)

(Unaudited)

	Three Months Ended June 30,
	2013	2012
Operating Revenues	$3,526	$3,459

Income from Operations, as reported	510	466
Depreciation and amortization	339	323

Operating EBITDA	849	789

Adjustments:
Charges primarily related to asset impairments and restructuring charges	13	38
Partial withdrawal from multiemployer pension plan	—	10

	13	48

Adjusted Operating EBITDA	$862	$837

Adjusted Operating EBITDA as a percent of revenues (a)	24.4%	24.2%

(a)	Adjusted Operating EBITDA for the second quarter of 2013 increased 20 basis points as compared with the second quarter of 2012.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1:	$2.25 Billion Second Amended and Restated Revolving Credit Agreement dated as of July 26, 2013 by and among Waste Management, Inc. and Waste Management Holdings, Inc. and certain banks party thereto, Bank of America, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A. and Barclays Bank PLC, as syndication agents, BNP Paribas, Citibank, N.A., Deutsche Bank AG New York Branch, The Bank of Tokyo-Mitsubishi UFJ, Ltd., The Royal Bank of Scotland plc, U.S. Bank National Association and Wells Fargo Bank, National Association, as co-documentation agents and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Barclays Bank PLC, as lead arrangers and joint bookrunners.

Exhibit 99.1:	Press Release dated July 30, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WASTE MANAGEMENT, INC.

Date: July 30, 2013	By:	/s/ Rick L Wittenbraker
Rick L Wittenbraker
Senior Vice President

Exhibit Index

Exhibit No.	Description of Exhibit
10.1	$2.25 Billion Second Amended and Restated Revolving Credit Agreement dated as of July 26, 2013 by and among Waste Management, Inc. and Waste Management Holdings, Inc. and certain banks party thereto, Bank of America, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A. and Barclays Bank PLC, as syndication agents, BNP Paribas, Citibank, N.A., Deutsche Bank AG New York Branch, The Bank of Tokyo-Mitsubishi UFJ, Ltd., The Royal Bank of Scotland plc, U.S. Bank National Association and Wells Fargo Bank, National Association, as co-documentation agents and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Barclays Bank PLC, as lead arrangers and joint bookrunners.

99.1	Press Release dated July 30, 2013